August 3, 2012

Tanke Biosciences Corporation
Room 2801, East Tower of Hui Building
No. 519 Machang Road
Pearl River New City, Guangzhou
People’s Republic of China 510627

Re: Application of Chinese Regulations Relating to the Establishment of Offshore Special Purpose Companies by Chinese Residents

Dear Sir/Madam:

We act as the Chinese counsel for Tanke Biosciences Corporation, a Nevada corporation (“Company”) in connection with the Company’s Registration Statement on Form S-1, File No. 333-172240, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on February 14, 2011, relating to the offering of certain shares of common stock of the Company by the selling shareholders named therein. We hereby provide this legal opinion from a Chinese law perspective with respect to the captioned matter.

The State Administration of Foreign Exchange of China (“SAFE”) issued a public notice in October 2005 (“Circular 75”), requiring Chinese residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of equity financing with assets or equities of Chinese companies, referred to in the Circular 75 as special purpose vehicle (“SPV”).

Based on the foregoing, and subject to the qualifications and limitations stated in this letter, we are of the opinion that:

To date, the Chinese residents who are shareholders of Guangzhou Tanke Industry Co., Ltd. (“Guangzhou Tanke”) do not own any equity in the Company, and for such reason they do not need to file registrations with the foreign exchange authority pursuant to Circular 75.

Strictly speaking, the execution of the Call Option Agreement, dated January 3, 2011, by and among the shareholders of Guangzhou Tanke (“Tanke Shareholders”),

Golden Genesis Limited and Wong Kwai Ho, alone shall not be deemed to own any shares in the Company and therefore will not trigger any registrations with the foreign exchange authority pursuant to Circular 75.

Unless and until the Tanke Shareholders intend to exercise the call option to own the shares of the Company, they will not be required to complete the registration under Circular 75.

The Company, the shareholders of the Company who are not Chinese residents as being defined in the Circular 75, and the subsidiaries of the Company (including Guangzhou Kanghui Agricultural Technology Co., Ltd., which is not involved in establishment or control of the SPV, and China Flying Development Limited) will not be subject to any administrative or criminal liabilities due to Tanke Shareholders’ failure of complying with Circular 75.

The above legal opinion is based on the current laws and regulations of China as of the date of this legal opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this opinion (including discussion of this opinion) and reference to our firm name in the Registration Statement.

Sincerely yours,

/s/ Hui Zhang
Hui Zhang
Lawyer
Martin Hu & Partners